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                                                                      EXHIBIT 12

                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges

                                          Nine months
                                         ended June 30,               Year Ended September 30
                                         --------------  -----------------------------------------------
                                              2004         2003      2002       2001     2000     1999
                                         --------------  --------  --------  --------  --------  -------
Income from continuing operations
    before provision for income taxes
    and cumulative effect of
    accounting change
    per statement of income                 $148,759     $126,371  $ 94,836  $ 89,458  $ 56,237  $27,299
Add:
     Portion of rents representative of
       the interest factor                     2,660        3,626     3,614     2,917     3,007    3,520
     Interest on debt & amortization
       of debt expense                        49,506       63,660    59,174    47,011    43,823   37,063
                                            --------     --------  --------  --------  --------  -------
        Income as adjusted                  $200,925     $193,657  $157,624  $139,386  $103,067  $67,882
                                            ========     ========  ========  ========  ========  =======

Fixed charges:
     Interest on debt & amortization
       of debt expense (1)                  $ 49,506     $ 63,660  $ 59,174  $ 47,011  $ 43,823  $37,063
     Capitalized interest (2)                    802          623     1,272     1,494         -    3,724
     Capitalized expenses related
       to indebtedness (3)                         -            -         -     4,718         -        -
     Rents                                     7,981       10,878    10,842     8,752     9,020   10,560
     Portion of rents representative of
       the interest factor (4)                 2,660        3,626     3,614     2,917     3,007    3,520
                                            --------     --------  --------  --------  --------  -------
         Fixed charges (1)+(2)+(3)+(4)      $ 52,968     $ 67,909  $ 64,060  $ 56,140  $ 46,830  $44,307
                                            ========     ========  ========  ========  ========  =======

Ratio of earnings to fixed charges              3.79         2.85      2.46      2.48      2.20     1.53
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